UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                          SEC File Number: 000-26509
                                          CUSIP Number: 843026 10 5

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):    ( ) Form 10-K  ( ) Form 11-K   (X) Form 10-QSB   ( ) Form N-SAR

         For Period Ended: June 30, 2001 () Transition Report on Form 10-KSB ( ) Transition Report on Form 20-K ( ) Transition Report on Form 11-K ( ) Transition Report on Form 10-Q ( ) Transition Report on Form N-SAR For the Transition Period Ended:

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                Read instructions (on back page) Before Preparing
                Form, Please Print or Type, Nothing in this form
                 shall be construed to imply that the Commission
                                       has
                    verified any information contained herein
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

Southern Group International, Inc.
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Full Name of Registrant


Former Name if Applicable

69 Mall Drive,
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Address of Principal Executive Office (Street and Number)

Commack                        New York                11725          City
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                           State                     Zip Code








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                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

( ) (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, 11K, Fork N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached is applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra sheets if Needed)

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Surinder Rametra                    631                         543-2800
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(Name)                         (Area Code)                    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
                                            Yes                        No X
                                                -------                   -

Form 10-KSB for year ended December 31, 2000 and Form 10-QSB for quarter ended March 31, 2001 (3) It is anticipated that any significant change in results of operations from theZ corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                            Yes ___                    No  X
                                                                           -
         If so, attach an explanation of the anticipated change, both narratively and quantativly, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Southern Group International, Inc.
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                          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2001                       By:   S/Konrad C. Kim
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